EXHIBIT 99.1

Community West Bancshares Reports Third Quarter Results

GOLETA, Calif., Nov. 1, 2011 (GLOBE NEWSWIRE) -- Community West Bancshares ("Community West"), (Nasdaq:CWBC), parent company of Community West Bank, today reported a net loss of $2.3 million in the third quarter ended September 30, 2011 (3Q11), compared to net income of $1.0 million in the third quarter a year ago (3Q10). Community West had a net loss of $1.9 million in the first nine months of 2011 compared to net income of $1.0 million in the first nine months of 2010.

"Our team has remained focused on reducing and resolving nonperforming assets, strengthening our performing loan portfolio and growing core deposits," stated William R. Peeples, Chairman, Interim President and Chief Executive Officer. "The economy remains challenging, particularly with regard to real estate valuations. We are aggressively recognizing and managing problem credits, which is reflected in our net charge-offs and provisions, and we are taking every opportunity to further strengthen our credit quality."

3Q11 Financial Results

  Net loss applicable to common stockholders was $2.6 million, or $0.43 per diluted common share, in 3Q11.
  Net interest margin was 4.38% in 3Q11.
  Core deposits increased by 16.1% compared to a year ago, and now make up 69.7% of total deposits.
  Nonperforming loans were $36.6 million, or 6.50% of total loans at September 30, 2011.
  The total allowance for loan losses equaled 2.94% of total loans held for investment at September 30, 2011, compared to 2.64% at September 30, 2010.
  Community West Bank's Total risk-based capital ratio was 13.15%, Tier 1 risk-based capital ratio was 11.88% and Tier 1 leverage ratio was 9.45% at September 30, 2011.

Including $261,000 of preferred stock dividends, the net loss applicable to common stockholders was $2.6 million, or $0.43 per diluted share in 3Q11, compared to net income applicable to common stockholders of $784,000, or $0.12 per diluted share, in 3Q10. In the first nine months of 2011, including $785,000 in preferred stock dividends, the net loss applicable to common stockholders was $2.7 million, or $0.45 per diluted share, compared to net income applicable to common stockholders of $249,000, or $0.04 per diluted common share, in the first nine months of 2010.

Credit Quality

Nonperforming loans totaled $36.6 million, or 6.50% of total loans at September 30, 2011, compared to $29.7 million, or 5.23% of total loans at June 30, 2011 and $15.1 million, or 2.51% of total loans at September 30, 2010. The increase in the past quarter is primarily due to one construction loan of $4.0 million and one commercial real estate loan of $3.2 million.

Of the $36.6 million in total nonperforming loans, $28.7 million or 78.2% were real estate loans, $3.0 million or 8.2% were SBA loans, $4.2 million or 11.6% were manufactured housing loans, $708,000 or 1.9% were commercial loans and $29,000 or 0.10% were other installment loans.

Net real estate owned (REO), after subtraction of the SBA guarantee, and repossessed assets decreased $2.3 million during the quarter to $4.8 million at September 30, 2011, compared to $7.0 million three months earlier and $4.0 million at September 30, 2010, due to the Company's diligent efforts to sell the assets.

Net nonperforming assets totaled $41.4 million, or 6.44% of total assets, compared to $36.8 million, or 5.71% of total assets at June 30, 2011, and $19.1 million, or 2.83% of total assets, a year ago. The loan loss provision was $4.5 million in 3Q11 compared to $3.2 million in 2Q11 and $1.5 million in 3Q10. In the first nine months of 2011, the loan loss provision was $8.7 million compared to $7.5 million in the same period a year ago.

The allowance for loan losses totaled $14.2 million at quarter-end, equal to 2.94% of total loans held for investment, compared to 3.09% at June 30, 2011 and 2.64% a year ago.

Community West had net charge-offs of $5.5 million in 3Q11, compared to $1.1 million in 2Q11 and $2.0 million in 3Q10.

Income Statement Review

Net interest income was $6.8 million in 3Q11 compared to $7.3 million in 3Q10. In the first nine months of 2011, net interest income was $20.9 million compared to $21.8 million in the first nine months of 2010. In 3Q11, the net interest margin was 4.38% compared to 4.58% in 2Q11 and 4.49% in 3Q10. In the first nine months of 2011, the net interest margin was 4.49% compared to 4.48% in the first nine months of 2010.

Due to the decline in loan originations and associated fees, as well as a decline in referral fees on SBA 504 loans, non-interest income was $801,000 in 3Q11, compared to $1.0 million in 3Q10. In the first nine months of 2011, non-interest income was $2.4 million compared to $2.8 million in the same period a year ago.

"While we have made progress in improving controllable operating expenses, charges related to losses and writedowns of foreclosed real estate and repossessed assets remain high.  We expect collection expenses and costs associated with real estate to remain elevated as we work down our inventory of nonperforming assets," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. Non-interest expenses were $7.0 million in 3Q11 compared to $5.0 million in 3Q10.  In the first nine months of the year, non-interest expenses were $17.9 million compared to $15.4 million in the first nine months of 2010.

Balance Sheet

"We continue to operate in a challenging lending environment, and as a result net loans decreased compared to a year ago," said Baltuskonis. Net loans were $549.9 million at September 30, 2011 compared to $587.2 million at September 30, 2010.

Commercial real estate loans outstanding were down slightly from year ago levels to $172.2 million at September 30, 2011, and comprise 30.5% of the total loan portfolio. Manufactured housing loans were down 2.9% from year ago levels to $190.7 million and represent 33.8% of total loans. Commercial loans were down 14.3% compared to a year ago and represent 8.4% of the total loan portfolio and SBA loans decreased 8.8% from a year ago and now represent 21.2% of the total loan portfolio.

"We have improved our core business by continuing to change the composition of our deposit portfolio, growing non-interest bearing and other core deposit balances while letting CD's run off," said Baltuskonis. "Although total deposit balances have declined, core deposit balances have increased $49.1 million year-over-year and now comprise 69.7% of total deposits."

Total deposits were $507.5 million at September 30, 2011 compared to $535.7 million a year earlier. Non-interest-bearing accounts increased 29.6% to $50.7 million at September 30, 2011 compared to $39.1 million a year ago. Interest-bearing accounts increased 14.7% to $282.7 million at quarter-end compared to $246.6 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts and savings accounts, increased 16.1% to $353.7 million at September 30, 2011, compared to $304.6 million a year earlier while certificates of deposit decreased 33.4% over the same period to $153.9 million, compared to $231.1 million a year earlier.

Total assets were $643.2 million at quarter-end, compared to $676.5 million a year earlier. Stockholders' equity was $59.4 million at quarter-end, compared to $60.8 million a year earlier and book value per common share was $7.41 at quarter-end compared to $7.78 a year earlier.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30	September 30,	September 30
	2011	2011	2010	2011	2010

Interest income
Loans	$ 8,500	$ 8,865	$ 9,393	$ 26,409	$ 28,250
Investment securities and other	268	270	334	825	1,122
Total interest income	8,768	9,135	9,727	27,234	29,372
Interest expense
Deposits	1,414	1,472	1,812	4,556	5,829
Other borrowings and convertible debentures	575	578	607	1,744	1,709
Total interest expense	1,989	2,050	2,419	6,300	7,538
Net interest income	6,779	7,085	7,308	20,934	21,834
Provision for loan losses	4,511	3,157	1,518	8,651	7,464
Net interest income after provision for loan losses	2,268	3,928	5,790	12,283	14,370
Non-interest income
Other loan fees	345	411	521	986	1,367
Other	456	404	502	1,368	1,428
Total non-interest income	801	815	1,023	2,354	2,795
Non-interest expenses
Salaries and employee benefits	3,079	2,707	2,909	8,895	8,775
Occupancy and equipment expenses	487	494	499	1,486	1,508
FDIC assessment	217	222	260	741	908
Professional services	306	236	187	757	629
Loss on sale and write-down of foreclosed real estate and repossessed assets	1,361	199	128	2,019	694
Other operating expenses	1,535	1,257	1,052	4,011	2,889
Total non-interest expenses	6,985	5,115	5,035	17,909	15,403
Income (loss) before income taxes	(3,916)	(372)	1,778	(3,272)	1,762
Provision for income taxes	(1,609)	(151)	733	(1,340)	728

NET INCOME (LOSS)	$ (2,307)	$ (221)	$ 1,045	$ (1,932)	$ 1,034

Preferred stock dividends	261	262	261	785	785

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS
	$ (2,568)	$ (483)	$ 784	$ (2,717)	$ 249

Earnings (loss) per common share:
Basic	$ (0.43)	$ (0.08)	$ 0.13	$ (0.45)	$ 0.04
Diluted	$ (0.43)	$ (0.08)	$ 0.12	$ (0.45)	$ 0.04

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	December 31,	September 30,
	2011	2010	2010

Cash and cash equivalents	$ 11,127	$ 6,226	$ 12,332
Interest-earning deposits in other financial institutions	240	290	475
Investment securities	39,640	40,235	39,186
Loans:
Commercial	47,252	57,369	55,120
Commercial real estate	172,211	173,906	175,700
SBA	119,750	128,721	131,366
Manufactured housing	190,699	194,682	196,451
Single family real estate	11,158	13,739	13,873
HELOC	20,555	20,273	20,544
Consumer	566	379	363
Mortgage loans held for sale	1,912	4,865	7,223
Total loans	564,103	593,934	600,640

Loans, net
Held for sale	79,265	82,320	93,643
Held for investment	484,838	511,614	506,997
Less: Allowance	(14,249)	(13,302)	(13,395)
Net held for investment	470,589	498,312	493,602
NET LOANS	549,854	580,632	587,245

Other assets	42,295	40,221	37,232

TOTAL ASSETS	$ 643,156	$ 667,604	$ 676,470

Deposits
Non-interest-bearing	$ 50,716	$ 35,767	$ 39,140
Interest-bearing	282,745	262,431	246,576
Savings	20,189	20,371	18,848
CDs over 100K	123,379	163,118	170,130
CDs under 100K	30,507	48,206	60,979
Total Deposits	507,536	529,893	535,673
Other borrowings	72,852	72,081	76,085
Other liabilities	3,399	3,988	3,930
TOTAL LIABILITIES	583,787	605,962	615,688

Stockholders' equity	59,369	61,642	60,782

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$ 643,156	$ 667,604	$ 676,470

Shares outstanding	5,990	5,916	5,915

Book value per common share	$ 7.41	$ 7.92	$ 7.78

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	Sep. 30, 2011	Jun. 30, 2011	Sep. 30, 2010	Sep. 30, 2011	Sep. 30, 2010
Return on average common equity	-19.58%	-1.83%	9.03%	-5.41%	2.98%
Return on average assets	-1.43%	-0.13%	0.62%	-0.39%	0.20%
Efficiency ratio	92.15%	64.74%	60.44%	76.90%	62.54%
Net interest margin	4.38%	4.58%	4.49%	4.49%	4.48%

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
AVERAGE BALANCES	Sep. 30, 2011	Jun. 30, 2011	Sep. 30, 2010	Sep. 30, 2011	Sep. 30, 2010
Average assets	$ 646,336	$ 659,131	$ 673,932	$ 659,232	$ 676,887
Average earning assets	614,417	620,776	645,765	622,728	651,887
Average total loans	567,149	574,059	600,234	576,055	604,514
Average deposits	509,667	523,119	536,616	522,179	538,199
Average equity (including preferred stock)	62,104	62,915	60,975	62,551	60,894
Average common equity (excluding preferred stock)	47,140	48,018	46,278	47,655	46,259

EQUITY ANALYSIS	Sep. 30, 2011	Jun. 30, 2011	Sep. 30, 2010
Total equity	$ 59,369	$ 61,838	$ 60,782
Less: senior preferred stock	15,007	14,941	14,740
Total common equity	$ 44,362	$ 46,897	$ 46,042

Common stock outstanding	5,990	5,984	5,915
Book value per common share	$ 7.41	$ 7.84	$ 7.78

ASSET QUALITY	Sep. 30, 2011	Jun. 30, 2011	Sep. 30, 2010
Nonperforming loans (NPLs)	$ 36,642	$ 29,724	$ 15,104
Nonperforming loans/total loans	6.50%	5.23%	2.51%
REO and repossessed assets	$ 6,427	$ 10,319	$ 5,466
Less: SBA-guaranteed amounts	1,662	3,274	$ 1,435

Net REO and repossessed assets	$ 4,765	$ 7,045	$ 4,031
Nonperforming assets (net)	41,407	36,769	$ 19,135
Nonperforming assets/total assets	6.44%	5.71%	2.83%
Net loan charge-offs in the quarter	$ 5,499	$ 1,092	$ 1,960
Net charge-offs in the quarter/total loans	0.97%	0.19%	0.33%

Allowance for loan losses	$ 14,249	$ 15,237	$ 13,395
Plus: Reserve for undisbursed loan commitments	591	260	208
Total allowance for credit losses	$ 14,840	$ 15,497	$ 13,603
Total allowance for loan losses/total loans held for investment	2.94%	3.09%	2.64%
Total allowance for loan losses/nonperforming loans	38.89%	51.26%	88.69%

Community West Bancshares
Tier 1 leverage ratio	9.15%	9.35%	8.98%
Tier 1 risk-based capital ratio	11.50%	11.82%	11.25%
Total risk-based capital ratio	14.30%	14.60%	14.02%

Community West Bank
Tier 1 leverage ratio	9.45%	9.59%	9.09%
Tier 1 risk-based capital ratio	11.88%	12.12%	11.38%
Total risk-based capital ratio	13.15%	13.39%	12.65%

INTEREST SPREAD ANALYSIS	Sep. 30, 2011	Jun. 30, 2011	Sep. 30, 2010
Yield on interest-bearing deposits	1.22%	1.25%	1.44%
Yield on total loans	5.95%	6.19%	6.21%
Yield on investments	2.30%	2.36%	2.96%
Yield on earning assets	5.66%	5.90%	5.98%

Cost of deposits	1.10%	1.13%	1.34%
Cost of FHLB advances	2.43%	2.60%	2.83%
Cost of interest-bearing liabilities	1.49%	1.52%	1.67%
CONTACT:  Charles G. Baltuskonis, EVP & CFO
          805.692.5821
          www.communitywestbank.com